                                                                     Exhibit 4.5

                                PROMISSORY NOTE
                                ---------------

$1,000,000                                                Minneapolis, Minnesota
                                                                   June 19, 1997

FOR VALUE RECEIVED, the undersigned, GLOBAL MAINTECH CORPORATION, a Minnesota corporation, and GLOBAL MAINTECH, INC., a Minnesota corporation, jointly and severally promise to pay to the order of MARQUETTE BANCSHARES, INC., a Minnesota corporation ("Investor"), at its office at 66 South 6/th/ Street, Suite 3800, in Minneapolis, Minnesota 55402, or at such other place as any present or future holder of this Note may designate from time to time, the principal sum of One Million and No/100 Dollars ($1,000,000.00), or so much thereof as is advanced and remains outstanding as shown in the records of any present or future holder of this Note, as the case may be, plus interest thereon from the date on which the same is advanced until this Note is fully paid, computed on the basis of the actual number of days elapsed and a 365-day year, at a fixed rate that shall always be 14% per annum, except as provided for below.

This Note is given by the undersigned to the Investor for the purpose of evidencing the joint and several obligation of the undersigned to repay to the Investor, the Investor's $1,000,000 investment in the undersigned (the "Investment"), which such Investment has been made under and pursuant to the terms and conditions of that certain Investment Agreement by and between the undersigned and the Investor, of even date herewith, the terms and conditions of which are fully incorporated into this Note and made a part hereof.

If the undersigned fail to make any payment required hereunder, or if the undersigned fail to deliver the information required under the Investment Agreement within the specified cure period, then the interest rate hereunder Notes shall immediately increase to an annual rate of twenty-one percent (21%) per annum (the "Default Rate"). The Default Rate shall remain in effect until such event of default has been cured.

Interest Payments.  On June 30, 1997, and thereafter on September 30, 1997,
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December 31, 1997 and March 31, 1998, and on each June 30, September 30,
December 31 and March 31 during the term of this Note, the undersigned shall pay to the holder of this Note all accrued but unpaid interest owing on the then unpaid principal balance owing hereunder.

Principal Payments.  The undersigned shall make the following required principal
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payments hereunder on the following dates (referred to herein as "Principal
Payment Dates"):

           "Principal Payment Dates"        Principal Payment Owing
         ---------------------------     ---------------------------
               March 31, 1998                        $12,500
               June 30, 1998                         $12,500
               September 30, 1998                    $12,500
               December 31, 1998                     $12,500
               March 31, 1999                        $25,000
               June 30, 1999                         $25,000
               September 30, 1999                    $25,000
               December 31, 1999                     $25,000
               March 31, 2000                        $37,500
               June 30, 2000                         $37,500
               September 30, 2000                    $37,500
               December 31, 2000                     $37,500
               March 31, 2001                        $37,500
               June 30, 2001                         $37,500
               September 30, 2001                    $37,500
               December 31, 2001                     $37,500
               March 31, 2002                        $37,500

     On June 30, 2002 (the "Maturity Date"), the companies shall pay to the holder of this Note, the principal sum of $512,500 or such other amount as may be outstanding thereunder on said date, together with all accrued but unpaid interest and all other costs, charges and amounts owing hereunder.

     Optional Prepayments.  This Note may be prepaid at any time, in whole or in
     --------------------
part, as provided herein. The Investor grants the undersigned the right, upon giving at least thirty (30) days' prior written notice to the Investor (which notice, to be effective, shall state the amount to be prepaid), to prepay in full or in part (provided, that no partial prepayment shall be in an amount less than $100,000, and provided, further, that no partial prepayments shall postpone, reduce or in any way affect any other principal payment due hereunder) the outstanding principal balance hereunder (the "Prepayment"), upon the payment of all accrued but unpaid interest then due, any fees or other charges then due and a prepayment fee, such prepayment fee constituting bargained for consideration for Investor's agreement to permit prepayment as herein provided, in accordance with the following terms:

     (a) if any amount owing hereunder is prepaid in whole or in part any time after the date hereof, but on or prior to the last day of the twelfth full calendar month after the date hereof, (such period and each twelve month period thereafter being referred to as a "Investment Year"), five percent (5%) of the Prepayment;

     (b) if any amount owing hereunder is prepaid in whole or in part during the second Investment Year, four percent (4%) of the Prepayment; and

     (c) if any amount owing hereunder is prepaid in whole or in part after the second Investment Year, there will be no prepayment fee.

The Investor shall have no obligation to accept any Prepayment which is not accompanied by all accrued interest hereunder and any and all other sums then owing the Investor hereunder including, without limitation, the prepayment fee. If the undersigned give the Investor notice of intention to so prepay, then the amount designated for prepayment in the undersigned's notice of prepayment, together with accrued but unpaid interest (and, in the event of payment in full hereof, together with all other sums owing to the Investor under any Investment Document), and together with the aforesaid applicable prepayment fee, shall be due and payable on the earlier of the date specified in the undersigned's notice, or the next Principal Payment Date which occurs at least thirty (30) days after the Investor receives such notice.

Any and all Prepayments shall be applied to principal installments due hereunder in the inverse order of their maturities.

Mandatory Prepayments: The occurrence or failure of certain events specified in
-----------------------
Article V [Covenants] of the Investment Agreement, specifically Sections 5.06 through 5.22 and Section 5.25 shall be considered events causing mandatory prepayment of this Note ("Mandatory Prepayments"). Any and all Mandatory Prepayment shall be in an amount that is agreed upon by the undersigned and the Investor to enable the undersigned to comply with the specific covenant[s], and the Mandatory Prepayments shall be made within 90 days of the occurrence of the particular event. If (i) the undersigned and the Investor are unable to agree upon the amount of the needed Mandatory Prepayment within said 90 days, or (ii) the agreed upon Mandatory Prepayment is not made within said 90 days, then the occurrence of the particular event shall become an Event of Default under the Investment Agreement, subject to the provisions of Article VI therein. Additionally, the cure periods otherwise specified in the Investment Agreement shall run concurrent with the time allowed for the Mandatory Prepayment, and the 90-day time allowed for such Mandatory Prepayment shall not extend any time period otherwise specified for the cure of any event which might otherwise be an Event of Default under the Investment Agreement. No prepayment fee shall be charged on any Mandatory Prepayment made under this provision. The foregoing notwithstanding, the provisions of this paragraph shall no longer apply and be available to either the undersigned or the Investor, and then-existing 90-day period shall immediately expire, from and after the undersigned's failure to make any monetary payment owing under this Note.

All payments of principal, interest and other charges, fees and expenses hereunder shall be made to the Investor in immediately available funds by wiring each and every payment when due, to Investor as follows:

          To Mezzanine Capital Partners: ABA #091016647, for further credit To Marquette Capital Bank, Acct. #2510497545

If any payment of principal due hereunder or any other amount payable hereunder falls due on a Saturday, Sunday or other day which is not a Business Day, then such due date shall be extended to the next following Business Day and (in the case of principal) additional interest shall accrue and be payable for the period of such extension. The undersigned agree that the amount shown on the books and records of the Investor as being the unpaid balance of principal, accrued interest and other charges, fees and expenses hereunder shall be prima facie evidence thereof.

At the option of the then holder of this Note, any payment under this Note may be applied first to the payment of other charges, fees and expenses under this Note and any other agreement or writing in
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connection with this Note, second to the payment of interest accrued through the date of payment, and third to the payments of principal under this Note in inverse order of maturity.

The occurrence of any of the following events shall constitute an Event of Default under this Note: (i)any breach or default in the payment of this Note; or (ii) any breach or Event of Default under the terms of the Investment Agreement.

Upon the occurrence of any Event of Default, but only after the expiration of all applicable cure periods and Mandatory Prepayment periods provided for herein and in the Investment Agreement, the then holder of this Note may, at its option, declare this Note to be immediately due and payable and thereupon this Note shall become due and payable for the entire unpaid principal balance of this Note plus accrued interest and other charges, fees and expenses under this Note.

The undersigned (i) agrees to pay on demand all fees, costs and expenses of all present and future holders of this Note in connection with the enforcement, amendment, extension or renewal of this Note and any security and guaranties for this Note, and any transactions and matters relating to this Note and to any security and guaranties for this Note, including but not limited to reasonable attorneys' fees and legal expenses, plus interest on such amounts at the rate set forth in this Note; and (ii) consents to the personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any controversy related in any way to this Note or any security or guaranty for this Note, or any transaction or matter relating to this Note or to any security or guaranty for this Note, waives any argument that venue in such forums is not convenient, and agrees that any litigation initiated by the undersigned against the Investor or any other present or future holder of this Note relating in any way to this Note or any security or guaranty for this Note, or any transaction or matter relating to this Note or to any security or guaranty for this Note, shall be venued in either the District Court of Hennepin County, Minnesota, or the United States District Court, District of Minnesota. Interest on any amount under this Note shall continue to accrue, at the option of any present or future holder of this Note, until such holder receives final payment of such amount in collected funds in form and substance acceptable to such holder.

No waiver of any right or remedy under this Note shall be valid unless in writing executed by the holder of this Note, and any such waiver shall be effective only in the specific instance and for the specific purpose given. All rights and remedies of all present and future holders of this Note shall be cumulative and may be exercised singly, concurrently or successively. The undersigned, if more than one, shall be jointly and severally liable under this Note, and the term "undersigned," wherever used in this Note, shall mean the undersigned or any one or more of them. This Note shall bind the undersigned and the heirs, representatives, successors and assigns of the undersigned. This Note shall be governed by and construed in accordance with the laws of the State of Minnesota.

THE UNDERSIGNED REPRESENTS, CERTIFIES, WARRANTS AND AGREES THAT THE UNDERSIGNED HAS READ ALL OF THIS NOTE AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS NOTE. THE UNDERSIGNED ALSO AGREES THAT COMPLIANCE BY ANY PRESENT OR FUTURE HOLDER OF THIS NOTE WITH THE EXPRESS PROVISIONS OF THIS NOTE SHALL CONSTITUTE GOOD FAITH AND SHALL BE CONSIDERED REASONABLE FOR ALL PURPOSES.

The Investor reserves the right to sell or transfer all or a portion of its interest in this Note to any accredited investor, other than a person or entity that engages in or controls any person or entity that engages in the same or similar business as that of the undersigned companies, and in connection therewith to disclose to any purchaser or potential purchaser of such interest any information furnished to the Investor by the undersigned companies and to assign to any such purchaser all or a portion of the Investor's rights and interests under the terms of this Note.

GLOBAL MAINTECH CORPORATION               GLOBAL MAINTECH, INC.
By:_______________________________        By:______________________________
Name:_____________________________        Name:____________________________
Title:____________________________        Title:___________________________